Filed in the Office of Secretary of State State Of Nevada Business Number C13283-2001 Filing Number 20244117453 Filed On 6/11/2024 8:10:00 AM Number of Pages 3

      NEVADA STATE BUSINESS LICENSE       Applied Digital Corporation         Nevada Business Identification # NV20011309405 Expiration Date: 05/31/2025 In  accordance with Title 7 of Nevada Revised Statutes, pursuant to proper  application duly filed and payment of appropriate prescribed  fees, the above named is hereby granted a Nevada State Business License  for business activities conducted within the State of Nevada. Valid until the expiration date listed unless suspended, revoked or cancelled in accordance with the provisions in Nevada Revised Statutes.  License is not transferable and is not in lieu of any local business license, permit or registration. License must be cancelled on or before its expiration date if business activity ceases. Failure to do so will result in late fees or penalties which, by law, cannot be waived. Certificate Number: B202406114719924 You may verify this certificate online at https://www.nvsilverflume.gov/home IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on  06/11/2024. FRANCISCO V. AGUILAR Secretary of State